SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. )
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WOODWARD GOVERNOR COMPANY
(Name of Registrant as Specified In Its Charter)
Woodward Governor Company
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Woodward Governor Company
P.O. Box 1519
1000 E. Drake Road
Fort Collins, Colorado 80525
Tel: 970-482-5811
Fax: 970-498-3058
WOODWARD GOVERNOR COMPANY
NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT
December ___, 2007
Dear Shareholder:
You are cordially invited to attend the Company’s annual meeting at 10:00 a.m., Mountain Standard Time, on Wednesday, January 23, 2008, at the Hilton Fort Collins located at 425 West Prospect Road, Fort Collins, Colorado. Registration for the meeting will be conducted in the Arizona Ballroom. We invite you to join our directors and members of our management team for an informal social period from 9:00 a.m. to 9:45 a.m. The formal meeting will begin promptly at 10:00 a.m. Parking is available on site. A map is located on the back of this proxy statement.
Please complete and return your proxy card, or vote via telephone or the Internet, as soon as possible regardless of whether you plan to attend.
Sincerely yours,
WOODWARD GOVERNOR COMPANY

John A. Halbrook
Chairman, Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on January 23, 2008:

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, including consolidated financial statements, are available to you at http://www.woodward.com.

Wednesday, January 23, 2008 10:00 a.m. MST Hilton Fort Collins 425 West Prospect Road Fort Collins, Colorado	The purpose of our Annual Meeting is to:

1.    Elect three directors to serve for a term of three years each;

2.    Consider and act upon a proposal to ratify the appointment of                                          LLP as independent registered public accounting firm for the fiscal year ending September 30, 2008;

3.    Consider and act upon a proposal to amend Article Fourth of the Certificate of Incorporation of Woodward Governor Company (“Woodward” or the “Company”) to increase the number of authorized shares of common stock of the Company from 100,000,000 to 150,000,000 as well as to effect a two-for-one stock split of the common stock of the Company; and.

4. Transact other business that properly comes before the meeting, or any postponement or adjournment thereof.

Shareholders who owned Woodward stock at the close of business on November 26, 2007, are entitled to vote at the meeting, or any postponement or adjournment thereof.

By Order of the Board of Directors,

WOODWARD GOVERNOR COMPANY

/s/ A. Christopher Fawzy
A. Christopher Fawzy, Corporate Secretary

December ___, 2007

YOUR VOTE IS IMPORTANT
Even if you plan to attend the meeting in person, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet, as soon as possible. Prompt response is helpful and your cooperation will be appreciated.

Annual Report on Form 10-K	5
About the Annual Meeting and Voting	5
Summary of Proposals Submitted for Vote	6
Board of Directors	7
Proposal 1 — Election of Directors	7
Governance Documents	9
Independent Directors	10
Board Meetings and Committees	10
Committee Membership	10
Audit Committee	11
Compensation Committee	11
Executive Committee	13
Nominating and Governance Committee	13
Director Nomination Process	13
Lead Director	14
Director Qualifications	14
Shareholder Communications with the Board of Directors	14
Related Person Transaction Policies and Procedures	14
Compensation Committee Interlocks and Insider Participation	15
Director Compensation	16
Share Ownership of Management	17
Section 16(a) Beneficial Ownership Reporting Compliance	18
Persons Owning More than Five Percent of Woodward Stock	18
Compensation Discussion and Analysis	19
Compensation Committee Report on Compensation Discussion and Analysis	25
Executive Compensation	26
Audit Committee Report to Shareholders	35
Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	36
Proposal 3 — Amendment of Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 100,000,000 to 150,000,000 as well as to effect a Two-for-One Stock Split of the common stock of the Company	37
Shareholder Proposals	37
Householding of Proxy Materials	37
Other Matters	38
Exhibit A — Section 2.8 of the Bylaws Requiring Written Notice	A-1
Exhibit B — Proposed Amendment to Article Fourth of the Certificate of Incorporation to Increase the Authorized Shares of Common Stock to 150,000,000 and to Effect a Two-for-One Stock Split of the Common Stock
B-1

Annual Report on Form 10-K
You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission (“SEC”) and available at its website at www.sec.gov. Please contact the Corporate Secretary, Woodward Governor Company, P. O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525 or email investorrelations@woodward.com. This report is also available at www.woodward.com.
About the Annual Meeting and Voting
Our Board of Directors is soliciting your proxy to vote at our annual meeting of shareholders (or at any postponement or adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.
We began mailing this proxy statement and the enclosed proxy card on or about December ___, 2007, to all shareholders entitled to vote. The Woodward Governor Company Annual Report, which includes our financial statements, is being sent with this proxy statement. The financial statements contained in the Woodward Governor Company Annual Report are not deemed material to the exercise of prudent judgment in regard to the matters to be acted upon at the annual meeting, and, therefore, are not incorporated by reference into this proxy statement.
Shareholders who owned Woodward common stock at the close of business on the record date, November 26, 2007, are entitled to vote at the meeting. As of the record date, there were 33,979,283 shares outstanding.
Each share of Woodward common stock that you own entitles you to one vote on each matter presented at the meeting, except for the election of directors, in which you may cumulate your votes. Since three directors are standing for election, you will be entitled to three director votes for each share of stock you own. Of this total, you may choose how many votes you wish to cast for each director.
Woodward offers shareholders the opportunity to vote by mail, by telephone, or via the Internet. Instructions to use these methods are set forth on the enclosed proxy card.
If you vote by telephone or via the Internet, please have your proxy or voting instruction card available. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, and returned the card by mail. Voting by telephone and via the Internet are valid proxy voting methods under the laws of Delaware (our state of incorporation) and Woodward Bylaws.
If you properly fill in your proxy card and send it to us in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:
“FOR” the election of the Board’s nominees to the Board of Directors;
“FOR” the proposal to ratify the appointment of                                          LLP as independent registered public accounting firm; and
“FOR” the proposal to amend Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 100,000,000 to 150,000,000 as well as to effect a two-for-one stock split of the common stock of the Company.
If any other matter is presented at the meeting, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.
You may revoke your proxy by:
•	entering a new vote by telephone, over the Internet, or by signing and returning another signed proxy card at a later date,
•	notifying our Corporate Secretary in writing before the meeting that you have revoked your proxy, or
•	voting in person at the meeting.

If you want to give your written proxy to someone other than individuals named on the proxy card:
•	cross out the individuals named and insert the name of the individual you are authorizing to vote, or
•	provide a written authorization to the individual you are authorizing to vote along with your proxy card.
Summary of Proposals Submitted for Vote
Proposal 1: Election of Directors
Nominees: At the annual meeting, you will be asked to elect three directors to the Board of Directors. The directors will be elected to a three-year term and will hold office until the 2010 annual meeting held in or about January 2011 and until their successors are elected and qualify.
Vote Required: Directors are elected by a plurality vote of shares present at the meeting in person or by proxy, meaning that the three director nominees receiving the most votes will be elected.
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm: At the annual meeting, you will be asked to ratify the Audit Committee’s appointment of                                          LLP as the Company’s independent registered public accounting firm for fiscal year 2008.
Vote Required: An affirmative vote by the holders of the majority of shares present at the meeting in person or by proxy will be required to ratify the Audit Committee’s appointment of the independent registered public accounting firm.
Proposal 3: Proposal to Amend Article Fourth of the Certificate of Incorporation to Increase the Number of Authorized Shares and to Effect a Two-for-One Stock Split
Amendment to Certificate of Incorporation and Stock Split: At the annual meeting, you will be asked to approve a proposed amendment to Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 100,000,000 to 150,000,000 and to effect a two-for-one stock split of the common stock.
Vote Required: The affirmative vote by the holders of two-thirds of the outstanding shares of common stock as of the record date is required to amend Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 100,000,000 to 150,000,000 and to effect a two-for-one stock split of the common stock of the Company.
Quorum: A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the meeting of holders of shares representing a majority of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he or she is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given. Abstentions with respect to matters other than the election of directors have the same effect as votes against a matter because the shares will be considered present and entitled to vote, but are not voted. Broker non-votes will have no effect on the vote, except with respect to Proposal 3.
The Board of Directors unanimously recommends that the shareholders vote FOR each of the proposals listed above.

The foregoing are only summaries of the proposals. You should review the full discussion of each proposal in this proxy statement before casting your vote.

Board of Directors

Structure	Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of shareholders to serve for a three-year term.

Each of the directors standing for election at the 2007 Annual Meeting of Shareholders has been nominated by the Board of Directors at the recommendation of the Nominating and Governance Committee to hold office for a three-year term expiring in 2011 or when his or her successor is elected. Other directors are not up for election at this meeting and will continue in office for the remainder of their terms.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Nominating and Governance Committee.
Proposal 1 — Election of Directors
Directors Standing for Election at This Meeting for Terms Expiring in 2011:

Mary L. Petrovich
Age: 44
Chief Executive Officer of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components.

Ms. Petrovich has been a director of the Company since 2002.

Larry E. Rittenberg
Age: 61
PhD, CIA, CPA, Ernst & Young Professor of Accounting & Information Systems at the University of Wisconsin. Mr. Rittenberg is the current Chairman of The Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). COSO is a voluntary private sector organization dedicated to improving the quality of financial reporting through business ethics, effective internal controls, and corporate governance.

Mr. Rittenberg has been a director of the Company since 2004.

Michael T. Yonker
Age: 65
Retired President and Chief Executive Officer of Portec, Inc., which had operations in the construction equipment, materials handling and railroad products industries. Other directorships: Modine Manufacturing Company, Inc. and Emcor Group, Inc.

Mr. Yonker has been a director of the Company since 1993.

Board of Directors (continued)

Directors Remaining in Office Until 2009:

Paul Donovan
Age: 60
Retired Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation. Other directorships: AMCORE Financial, Inc. and CLARCOR, Inc.

Mr. Donovan has been a director of the Company since 2000.

Thomas A. Gendron
Age: 46
President and Chief Executive Officer of the Company since July 1, 2005; previously served as President and Chief Operating Officer of the Company from September 2002 until July 1, 2005 and as Vice President, Industrial Controls from February 1999 until September 2002.

Mr. Gendron has been a director of the Company since 2005.

John A. Halbrook
Age: 62
Chairman of the Board of Directors of the Company; previously served as Chief Executive Officer of the Company until July 1, 2005. Other directorships: AMCORE Financial, Inc. and HNI Corporation.

Mr. Halbrook has been a director of the Company since 1991.

Board of Directors (continued)

Directors Remaining in Office Until 2010:

John D. Cohn
Age: 53
Senior Vice President, Strategic Development and Communications, of Rockwell Automation, Inc., a global provider of industrial automation power, control and information solutions.

Mr. Cohn has been a director of the Company since 2002.

Michael H. Joyce
Age: 67
Mr. Joyce retired as President and Chief Operating Officer of Twin Disc, Inc. on July 31, 2006. Other directorships: none. Mr. Joyce retired as a director of The Oilgear Company in December 2006.

Mr. Joyce has been a director of the Company since 2000.

James R. Rulseh
Age: 52
Regional Vice President – Americas, of Modine Manufacturing Company, a specialist in thermal management products, bringing heating and cooling technology to diversified markets. Other directorships: Proliance International, Inc.

Mr. Rulseh has been a director of the Company since 2002.
Your Board of Directors recommends a vote “FOR” the nominees presented in Proposal 1.
Governance Documents
Woodward’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of The Nasdaq Stock Market (Nasdaq) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. Woodward maintains a corporate governance page on its website at www.woodward.com that can be accessed by clicking on “Investor Information” and then on “Corporate Governance.” Included on this site are the following documents adopted by our Board of Directors: Director Guidelines; Executive / Director Stock Ownership Guidelines; charters for its Audit, Compensation, Executive, and Nominating and Governance Committees; Woodward Codes of Business Conduct and Ethics for directors, officers, and members; Woodward Related Person Transaction Policies and Procedures; and Woodward Code of Ethics for Senior Financial Officers and Other Finance Members.

Independent Directors
The Board of Directors has determined that each member of the Board of Directors other than Mr. Halbrook and Mr. Gendron is independent under the criteria established by Nasdaq for independent board members. In addition, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership.
Board Meetings and Committees
The Board of Directors met eight times in fiscal 2007; all incumbent directors attended more than 75 percent of the aggregate of the total meetings of the Board of Directors and all committees of the Board on which they served. Directors are invited, but are not required, to attend annual meetings of shareholders. All directors except Mr. Halbrook attended the Company’s last annual meeting of shareholders.
All actions by committees are reported to the Board at the next scheduled meeting.
Committee Membership

Nominating
and
Name	Audit	Compensation	Executive	Governance
John D. Cohn		•
Paul Donovan	• *		•
Thomas A. Gendron			•
John A. Halbrook			• *
Michael H. Joyce	•		•
Mary L. Petrovich	•
Larry E. Rittenberg	•			•
James R. Rulseh		• *		•
Michael T. Yonker		•	•	• *

* Chairman

Audit Committee	The Audit Committee oversees and monitors the Company’s accounting and financial reporting processes, including the quality of internal controls over those processes and audits of the Company’s financial statements and internal controls over financial reporting. The Committee produces an annual report relating to the Company’s financial statements in compliance with applicable rules and regulations and recommends to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K. The Committee also retains, oversees and evaluates the independent registered public accounting firm. The Committee operates under a Charter that more fully describes the responsibilities of the Committee. The Committee also reviews its charter annually and recommends to the Board of Directors such revisions as it deems necessary. The Audit Committee charter is available for review on the Company’s website at http://www.woodward.com/corp/Board Committees.cfm.

Consistent with SEC regulations and the Nasdaq’s independent director and Audit Committee listing standards, and in accordance with the Committee charter, all members of the Audit Committee are independent directors. The Board of Directors has determined that all members of the Audit Committee are Audit Committee Financial Experts, as the SEC defines that term.

The Committee held six meetings in fiscal 2007.

Compensation Committee	The Compensation Committee reviews and approves the compensation of all of our executive officers. The Committee has oversight responsibility for the Company’s annual incentive plan, the Long-Term Management Incentive Compensation Plan, the 2002 Stock Option Plan, and the 2006 Omnibus Incentive Plan, and determining and taking all action, including granting of all incentives and/or stock options to eligible Company employees, in accordance with the terms of the plans. Consistent with the Nasdaq’s independent director listing standards, and in accordance with the Committee charter, all members of the Compensation Committee are independent directors.

The Committee reviews performance against targets for both the annual incentive compensation plan and the long-term incentive compensation plan.

General

The principal responsibilities of the Compensation Committee are to, among other things, discharge the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other officers, produce an annual report relating to the Company’s Compensation Discussion and Analysis (“CD&A”) and recommend to the Board of Directors the inclusion of the CD&A in the Company’s Annual Report on Form 10-K and proxy statement. The Compensation Committee’s written charter, which describes the specific duties of the Committee, is available on the Company’s corporate website at http://www.woodward.com/corp/Board Committees.cfm.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Committee held three meetings in fiscal 2007. These meetings were held to review company and executive performance in fiscal 2007, and to receive and review information regarding compensation trends and competitive compensation information.

In making its decisions, the Compensation Committee routinely examines the following important business factors:
•	financial reports on performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of corporate performance objectives;

•	reports on the Company’s strategic initiatives and budget for future periods;

•	information on the executive officers’ stock ownership and option holdings;

•	information regarding equity compensation plan dilution;

•	data regarding the total compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers

(our “Named Executive Officers” or “NEOs”), including base salary, cash incentives, equity awards, and perquisites; and

•	information regarding compensation programs and compensation levels at comparator companies identified by our compensation consultant.

Delegation of Authority

The Compensation Committee Charter provides authority to the Committee to delegate its role and responsibilities to subcommittees entirely made up of Compensation Committee members.

The Compensation Committee’s Interaction with Management

In order to ensure that compensation programs are aligned with appropriate Company performance goals and strategic direction, management works closely with the Compensation Committee in the compensation-setting process. Specifically, management will assist the Compensation Committee in evaluating executive performance, recommending business performance targets and objectives, and recommending salary levels and option awards. However, all decisions regarding executive compensation are ultimately made by the Compensation Committee.

The Company’s Director, Global HR Support Services works with the Compensation Committee Chair to establish the agenda for Committee meetings. At the Committee’s request, the Chief Executive Officer regularly attends the meetings and provides background information regarding the Company’s strategic objectives, evaluation of the performance of the senior executive officers, and compensation recommendations as to senior executive officers (other than himself). The Compensation Committee may also seek input from the Vice President, Global Human Resources, and the General Counsel, as necessary and appropriate, to carry out its duties.

Interaction with Compensation Consultants

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of a compensation consultant. In fiscal year 2007, the Compensation Committee retained the services of Hewitt Associates to assist with its review of the compensation package of the NEOs.

The Compensation Committee retains Hewitt Associates to provide guidance for executive compensation purposes. Annually, Hewitt provides the Committee with a Management Compensation Analysis wherein the compensation for the NEOs is compared to our compensation philosophy and the compensation at comparator companies for base pay, target bonus, target total cash, long-term cash and equity incentives, and target total compensation. In carrying out its assignment, the consultant may interact with members of management, including but not limited to the Chief Executive Officer, the Vice President, Global Human Resources, the General Counsel, the Corporate Controller, and the Director, Global HR Support Services.

Hewitt additionally acts as a global compensation and benefits consultant for the Company. Hewitt provides total compensation data for all of the Management Incentive Plan participants, not just the NEOs. Management also utilizes Hewitt’s benefits-related survey data with respect to compensation benchmarking for non-NEOs.

It is the Compensation Committee’s and the Company’s belief that, as a result of the interactions with the Compensation Committee and management, Hewitt has a well developed understanding of our business, and is well positioned to provide objective guidance on compensation and benefit plans that are aligned with, and reinforce, our strategies and goals.

Executive Committee	The Executive Committee exercises all the powers and authority of the Board of Directors in the management of the business when the Board is not in session and when, in the opinion of the Chairman of the Board, the matter should not be postponed until the next scheduled Board meeting. The Committee may declare cash dividends. The Committee may not authorize certain major corporate actions such as amending the Certificate of Incorporation, amending the Bylaws, adopting an agreement of merger or consolidation, or recommending the sale, lease, or exchange of substantially all of Woodward’s assets. The Committee held one meeting in fiscal 2007.

Nominating and Governance Committee	The Nominating and Governance Committee recommends qualified individuals to fill any vacancies on the Board, develops and administers the Director Guidelines and the Company’s corporate governance guidelines, and establishes other guidelines, such as stock holding requirements for officers and directors. In accordance with SEC guidelines, criteria established by Nasdaq, and the Committee’s charter, all members of the Nominating and Governance Committee are independent directors. The Committee held two meetings in fiscal 2007.

Director Nomination Process	The Nominating and Governance Committee considers candidates for Board membership as recommended by directors, management, or shareholders. The Committee uses the same criteria to evaluate all candidates for Board membership and, as it deems necessary, may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Director candidates are expected to possess the highest levels of personal and professional ethics, integrity, values, and independence. Prospective directors should be committed to representing the long-term interests of the shareholders. A potential director must exhibit an inquisitive and objective perspective, an ability to think strategically, an ability to identify practical problems, and an ability to assess alternative courses of action that contribute to the long-term success of the business. The Committee is committed to exercising best practices of corporate governance and recognizes the importance of a Board that contains diverse experience at policy-making levels in business, public service, education and technology, as well as other relevant knowledge that contributes to the Company’s global activities. Director candidates must have industry expertise and/or commit to understanding the Company’s industry as a basis to address strategic and operational issues of importance to the Company.

Every effort is made to complement and supplement skills within the Board and strengthen identified areas of need. The Committee considers relevant factors, as it deems appropriate, including the current composition of the Board and the need for expertise on various Board committees. The Committee will consider the ability of candidates to meet independence and other requirements of the SEC or other regulatory bodies exercising authority over the Company. In assessing candidates, the Committee considers criteria such as education, experience, diversity, knowledge, and understanding of matters such as finance, manufacturing, technology, distribution, and other areas that are frequently encountered by a complex business. The Committee will make inquiries of prospective Board candidates about their ability to devote sufficient time to carry out their duties and responsibilities effectively, and whether they are committed to serve on the Board for a sufficient time to make significant contributions to the governance of the organization.

The Committee evaluation normally requires one or more members of the Committee, and others as appropriate, to interview prospective nominees in person or by telephone. Upon identification of a qualified candidate, the Nominating and Governance Committee will recommend a candidate for consideration by the full Board.

Nominations for Board membership may be provided to the Nominating and Governance Committee by submitting the candidate’s name and qualifications to Woodward Governor Company, Attn: Corporate Secretary, P. O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525. When submitting candidates for nomination, information must be provided in accordance with Woodward’s Bylaws.

Lead Director	Mr. Joyce serves as “Lead Director.” The Lead Director chairs separate meetings of the independent directors, generally following each regularly scheduled Board meeting. Topics discussed are at the discretion of the independent directors. The Lead Director then meets with the Chief Executive Officer to review items discussed at the meeting.

Director Qualifications	The Company’s Bylaws provide that:
•	each director shall retire on September 30th following his or her seventieth birthday unless approved otherwise by the Board,

•	no person may serve as a director unless he or she agrees to be guided by the philosophy and concepts expressed in Woodward’s Constitution, and

•	Woodward must receive adequate notice regarding nominees for directors. A copy of the notice requirement in Section 2.8 of our Bylaws is attached as Exhibit A.

Shareholder Communications with the Board of Directors	Shareholders may send communications to the Board of Directors by submitting a letter addressed to: Woodward Governor Company, Attn: Corporate Secretary, P. O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525.

The Board of Directors has instructed the Corporate Secretary to forward such communications to the Lead Director of the Board of Directors. The Board of Directors has also instructed the Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, not to forward correspondence which is deemed of a commercial or frivolous nature or inappropriate for Board of Director consideration. The Corporate Secretary may also forward the shareholder communication within the Company to the President and Chief Executive Officer or another function to facilitate an appropriate response.

The Corporate Secretary will maintain a log of all communications from shareholders and the disposition of such communications for review by the directors at least annually.

Related Person Transaction Policies and Procedures	In November 2007, the Board of Directors adopted our Related Person Transaction Policies and Procedures. This written policy provides that the Audit Committee will review and approve Interested Transactions (as described below). The Chair of the Audit Committee has delegated authority to act with respect to Interested Transactions that are valued below a stated threshold.

The policy defines an “Interested Transaction” with reference to transactions described in Item 404 of Regulation S-K promulgated by the SEC, which generally means a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships or any material amendments or modifications thereto in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

“Related Person” also is defined in the policy with respect to the definitions contained in Item 404 of Regulation S-K. Generally, “Related Persons” consist of any director or executive officer of the Company, any nominee for director, any holder of five percent or more of the Company’s common stock, or any immediate family member of any such persons. “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any such person, and any person (other than a tenant or employee) sharing the household of such person. It may also include entities with which any of such persons have a relationship.

The approval procedures in the policy state that the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. In addition, the policy states that, in connection with the approval or ratification of an Interested Transaction involving an outside director or nominee for director, the Audit Committee should consider whether such transaction would compromise such director’s status as: (1) an independent director under The Nasdaq Stock Market’s independence standards, (2) an “outside director” under Section 162(m) of the Internal Revenue Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee of the Board or (3) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee of the Board. The policy also describes certain transactions deemed to be pre-approved, including transactions involving competitive bids, regulated transactions and employee transactions.

Prior to November 2007, the Company’s unwritten policy with respect to Related Person transactions was to evaluate and monitor Related Person transactions. Any such material transaction was required to comply with the Company’s policies, including the Company’s Code of Conduct which addresses conflicts of interest, and any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director or officer for goods or services, or other contractual arrangements were required to be approved by the Audit Committee in accordance with the Nasdaq rules and be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

In 2002, we purchased a company named Leonhard Reglerbau Dr. Ing. Adolf Leonhard GmbH from Gerhard Lauffer in an arms-length transaction. At the time, Mr. Lauffer was unaffiliated with the Company. In connection with this acquisition, the parties negotiated lease agreements for property located in Stuttgart, Germany used by the acquired company but owned by an entity owned and controlled by Mr. Lauffer. Upon completion of this acquisition, Mr. Lauffer became an employee of the Company. The lease agreements remained in place during fiscal year 2007, during which time the entity controlled and owned by Mr. Lauffer, currently our Group Vice President, Electrical Power Systems, was paid in euros an amount equivalent to $816,000 under the lease agreements. The terms of the lease agreements were agreed upon by us at a time when Mr. Lauffer was not a Related Person of the Company and therefore the foregoing procedures were not utilized in connection with this transaction. One of the lease agreements expires in 2011, and the other expires in 2013; however, each lease agreement is automatically extended for additional five-year terms if not terminated by either party one year before the end of the then-current term. The rental rate under the lease agreements were to be reevaluated every three years but no such revaluation had occurred through October 2007. In November 2007, the rental rates were reevaluated in accordance with the terms of the original lease agreements and were compared to current market prices for similar properties in the vicinity. Following this review, new rates were approved in accordance with our Related Person Transaction Policies and Procedures. Because the rental rates were not reviewed in 2005 as provided in the lease agreements, the Company has agreed to reevaluate the rates to reflect any additional market changes in March 2008, the six-year anniversary of this acquisition, and to thereafter reevaluate the rates every three years in accordance with the initial intent of the lease agreements. All subsequent reevaluations and proposals for revised rental rates will be subject to approval in accordance with our Related Person Transactions Policies and Procedures. The new rental rates, without taking into account any modification of rates that may occur in March 2008, would result in payments to Mr. Lauffer of approximately $842,000 in fiscal 2008, based on the same euro conversion rate used above.

The Company did not enter into, nor did it have ongoing, any other Interested Transactions in fiscal year 2007.

Compensation Committee Interlocks and Insider Participation	Messrs. Rulseh, Cohn and Yonker served as members of the Compensation Committee during the past fiscal year. The Committee members have no interlocking relationships required to be disclosed under SEC rules.

Director Compensation	We do not pay directors who are also Woodward officers additional compensation for their service as directors. In addition to reasonable expenses for attending meetings of the Board of Directors, non-employee directors received the following compensation in fiscal 2007:

Monthly Retainer – Chairman of the Board	$5,000
Monthly Retainer – all others	$3,000
Each Board meeting attended	$2,000
Each Committee meeting attended – Chairman	$2,500
Each Committee meeting attended – all others	$1,500
Lead Director – each independent director meeting	$2,500
Audit Committee Chairman – additional monthly retainer	$750
Telephonic Meetings – Chairman	$1,000
Telephonic Meetings – all others	$500
The following table shows the compensation paid to the non-employee members of the Board of Directors during the year ended September 30, 2007:

	Fees		Non-Equity	All Other
	Paid in Cash	Option Awards	Incentive Plan	Compensation	Total
Director	($)	($)(1)	Compensation ($)	($)	($)

John D. Cohn	$53,500	$59,424		$0	$112,924
Paul Donovan	$73,500	$59,424		$0	$132,924
John A. Halbrook	$110,000	$412,992 (2)	$220,065 (3)	$0	$743,057
Michael H. Joyce	$68,000	$59,424		$0	$127,424
Mary L. Petrovich	$57,500	$59,424		$0	$116,924
Larry E. Rittenberg	$58,000	$59,424		$0	$117,424
James R. Rulseh	$57,000	$59,424		$0	$116,424
Michael T. Yonker	$59,500	$59,424		$0	$118,924

(1)	On November 15, 2006, each non-employee director was awarded options to purchase 4,100 shares of Woodward stock at $36.98 per share under our 2006 Omnibus Incentive Plan (the “2006 Plan”), the closing price of Woodward common stock on that date as quoted on the Nasdaq Global Select Market; these options vest after one year. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS123R, of option awards under the 2006 Plan and the 2002 Stock Option Plan and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are described in footnote 14 to the Company’s audited financial statements for the fiscal year ended September 30, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2007. The full grant date fair value of each option awarded in 2007, determined in accordance with FAS123R, based on the assumptions discussed under the Summary Compensation Table below, without regard to when the award was recognized for financial reporting purposes, is equal to $14.4936.

Option awards outstanding as of September 30, 2007 are as follows:

	Options Not		Options
Director	Vested	Options Vested	Outstanding

John D. Cohn	4,100	15,000	19,100
Paul Donovan	4,100	21,000	25,100
John A. Halbrook	37,100	893,545	930,645
Michael H. Joyce	4,100	12,000	16,100
Mary L. Petrovich	4,100	15,000	19,100
Larry E. Rittenberg	4,100	9,000	13,100
James R. Rulseh	4,100	4,500	8,600
Michael T. Yonker	4,100	21,000	25,100

(2)	Mr. Halbrook’s option award amount includes compensation expense recognized in 2007 for stock options granted in 2003 ($96,958); 2004 ($194,002); 2005 ($62,608); and 2006 ($59,424). The awards from 2003-2005 were when Mr. Halbrook was the Chief Executive Officer of Woodward. These options vested at a rate of 25% per year.

(3)	Paid to Mr. Halbrook in connection with payouts under the cash component of the Long-Term Incentive Plan 2005-2007, that was established when Mr. Halbrook was the Chief Executive Officer of the Company.
Note: No stock awards or non-equity incentive plan compensation were awarded to directors in 2007. Directors have no pension plan or nonqualified deferred compensation earnings, and receive no perquisites.
Share Ownership of Management

Directors and Executive Officers	The following table shows how much Woodward common stock was beneficially owned, as of November 26, 2007, by each director, each executive officer of the Company and all directors and executive officers as a group.

	Number
Non-Employee Directors	of Shares(1)	Percent(1)
John D. Cohn	26,600	*
Paul Donovan	29,606	*
John A. Halbrook	1,338,150	3.83%
Michael H. Joyce	24,476	*
Mary L. Petrovich	27,570	*
Larry E. Rittenberg	17,735	*
James R. Rulseh	17,406	*
Michael T. Yonker	43,208	*
Executive Officers
Thomas A. Gendron	368,270	*
Robert F. Weber, Jr.	26,250	*
Gerhard Lauffer	35,875	*
Dennis M. Benning	23,746	*
Martin V. Glass	88,499	*
A. Christopher Fawzy	0	*
All directors and executive officers as a group (14 persons)	2,067,391	5.82%

*	Less than one percent.

(1)	The number of shares outstanding for purposes of calculating the percentages shown includes a number of shares of our common stock which may be acquired by each person referenced through the exercise of options within 60 days of November 26, 2007 in accordance with the rules of the SEC. Also includes shares (does not include fractional shares) allocated to participant accounts of executive officers under the Woodward Governor Company Retirement Savings Plan. The Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received.
Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) were filed on a timely basis, with the exception of the following: On May 25, 2007, Mr. Halbrook filed a late Form 4/A and on May 30, 2007, Mr. Gendron filed a late Form 4.
Persons Owning More Than Five Percent of Woodward Stock
The following table shows how much Woodward common stock was owned, as of November 26, 2007, by each person known to us based on previous filings with the SEC to own more than five percent of our common stock.
Ownership of Common Stock

Principal Holders	Number of Shares		Percent

Royce & Associates, LLC	4,349,868	(1)	12.8%
1414 Avenue of the Americas
New York, New York 10019

Woodward Governor Company	4,243,569	(2)	12.5%
Profit Sharing Trust
P. O. Box 1519
1000 E. Drake Road
Fort Collins, Colorado 80525

(1)	Royce & Associates, LLC has advised the Company that it has sole investment power and sole voting power for the entire holding.

(2)	Shares owned by the Woodward Governor Company Profit Sharing Trust are held in its Retirement Savings Plan (the “Plan”). Vanguard Fiduciary Trust serves as Trustee of the Profit Sharing Trust. All shares held in the Profit Sharing Trust are allocated to participant accounts. The Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received.

Compensation Discussion and Analysis
2007 Overview
Our Executive Compensation Program has been designed to (1) provide a competitive total compensation program which enables us to attract, retain, and motivate a high-performance executive management team, and (2) link the total compensation program payouts to Company and individual performance. We believe that proper administration of this program results in development of a management team that drives our performance benefiting the long-term interests of the Company and our shareholders.
The Compensation Committee, comprised entirely of independent directors, has oversight responsibilities for the compensation program administration. The program is structured as a total compensation package comprised of (1) base salary, (2) a short-term cash annual incentive plan, and (3) long-term incentive compensation which includes cash and equity components. All compensation decisions with respect to our Named Executive Officers are subject to Compensation Committee review and approval. In addition, the compensation program for NEOs includes health and welfare benefits, a deferred compensation program, defined contribution plans, change of control arrangements, and other ancillary benefits.
The compensation programs for Woodward’s executive officers and key leaders, are based on the overall financial performance of the Company as measured by the achievement of designated financial targets.
We use a market-based compensation model wherein the responsibility and accountabilities of Woodward Named Executive Officers are compared to similarly structured positions within a representative comparator group. Guidance is provided by Hewitt Associates, an executive compensation consulting firm engaged by the Compensation Committee throughout the entire process, including the selection of the comparator companies, base pay, annual incentive compensation, and long-term incentives.
Compensation Philosophy and Strategy
Our compensation philosophy is to establish total compensation opportunities that, when performance is at target, are competitive with the median of the value of similar opportunities at companies similar to us.
A strong emphasis is placed on variable compensation. Variable compensation plans are designed so that the payout opportunity is directly linked to the achievement of pre-determined performance metrics, with upside opportunity for exceeding the pre-determined goals.
Base pay and variable pay opportunities (annual incentive plans and long-term incentive plans), considered as a total compensation package, are designed to encourage and drive the behaviors and financial performance of our NEOs to enhance our fundamental performance and drive shareholder value.
Competitive Comparisons
Our compensation programs are benchmarked to be competitive with other similar companies through the selection of a peer comparator group.
The peer comparator group selection process incorporates many factors. Generally, companies are selected on the basis of: competitors for business or talent, global structure, level of operational complexity, similar revenue size, similar capitalization, and manufacturing profile.
The effectiveness of the peer group companies in providing relevant benchmarks is assured by focusing on the group as a whole and by using 50th percentile compensation data as a reference in determining our target compensation levels. Additionally, the statistical methodology of regression analysis is used to bring comparator group revenues, and our corresponding target compensation levels, in alignment with our revenue. This is done as revenue can be a proxy for scope and complexity of the position being compared.
Our executives are matched to the peer comparator group, which is developed in consultation between Hewitt and management utilizing the Hewitt Total Compensation Measurement database companies and is considered by the Committee. This allows for pay comparisons based on functional matches, job duties, responsibilities, level of impact, and organizational level.

Peer Comparator Group

Ameren Corporation	Flowserve Corporation	Kennametal Inc.
Ametek, Inc.	FMC Technologies	Milacron Inc.
AMSTED Industries Inc.	Goodrich Corporation	Neenah Paper, Inc.
BAE Systems, Inc.	Graco Inc.	Parker Hannifin Corporation
Brady Corporation	Herman Miller, Inc.	Rockwell Automation
Cameron International Corp.	Honeywell International Inc.	Sauer-Danfoss Inc.
Curtiss-Wright Corp.	ITT Corporation	Thomas & Betts Corporation
Donaldson Company, Inc.	Joy Global Inc.	Valmont Industries, Inc.
ESCO Technologies Inc.	Kaman Corporation	Waters Corporation
The above comparator group is used to determine target compensation opportunities across each component of compensation, those being base pay, annual incentive compensation, and long-term incentive compensation plan and, when considered in the aggregate, the total compensation opportunity.
For purposes of developing the performance metrics for determining the payout under the cash component of the long-term incentive plan, we use a relative measure methodology wherein we compare our performance to the S&P Small Cap 600, of which we are a member. We believe that for the cash component of the long-term incentive plan, this measure is more appropriate as a benchmark of our performance against a larger and broader population of companies which is representative of investment options available to the market. Outperforming the benchmark should drive increases in shareholder value. This benchmark measure was presented to the Compensation Committee and considered appropriate.
Allocation Between Current and Long-Term Compensation
We use a mix of pay comparison analysis when reviewing our total compensation. This analysis looks at how pay is delivered at our company relative to the market, in particular, the relationship between fixed and variable pay, and short-term and long-term compensation. The following table details that current relationship.
Pay Mix

	Base Salary	Target Annual Incentive Bonus	Long-Term Incentive
Woodward	37%	20%	43%
Our pay mix is relatively consistent with the market as measured against our comparator companies. We believe it is important to provide some smaller portion of total compensation in a more stable form like base salary, and a more meaningful position on total compensation tied to incentives which can fluctuate, up or down, based on our performance. We look to market practice as a guide for pay mix in order to minimize any recruiting disadvantages that may result from a pay structure that differs materially from outside opportunities.
Allocation Between Cash and Non-Cash Compensation
With the above discussion on the allocation between current and long-term compensation provided as a reference point, total compensation for NEOs in 2007 was allocated 70% to cash (base salary, annual incentive, LTIP) elements and 30% to non-cash (stock options) elements. This allocation is an outcome rather than a starting point — we do not have a targeted allocation ratio between cash and non-cash elements for total compensation. Our present allocation is influenced by two important factors:
•	Our efforts to minimize the extent to which the interests of existing shareholders are diluted by equity used as compensation; and

•	Our desire to align the majority of our variable compensation with our fundamental financial performance (on which management has a great deal of direct influence) rather than to changes in stock price (on which management has relatively less direct influence).

Compensation Components
Base Pay
Base pay and annual rate adjustments are determined at levels considered appropriate for comparable positions at peer companies with consideration of individual performance, experience, responsibilities, management and leadership skills. Base salary is a standard compensation component we must pay to remain competitive.
Our executives are matched to the comparator group database allowing for pay comparisons based on functional matches, i.e. job duties, responsibilities, and level of impact.
Using the statistical methodology of regression analysis, comparator company revenues — as a proxy for job scope and complexity — are used to align our revenue to our base salary levels. We seek to pay base salaries at the 50th percentile of the comparator group base salaries, after factoring the revenue regression analysis against salary levels.
Base salaries are reviewed by the Compensation Committee on an annual basis in the fourth quarter of the fiscal year preceding the effectiveness of the change. Specifically, base salaries are reviewed and approved in September for an October effective date.
Quantitative data at our comparator companies is used to determine the 50th percentile. We also use qualitative performance data and factors in determining an executive’s base compensation relative to the 50th percentile, such as experience, tenure, rate of increase from existing base, performance, potential and development toward potential.
Base pay is found in the Summary Compensation Table in the Salary column.
Annual Incentive Compensation
Annual cash incentive compensation is provided through the Management Incentive Plan (MIP). This plan measures internal performance against pre-determined metrics. The MIP is awarded to be competitive with compensation offerings at comparator companies and to align compensation with performance drivers which are intended to benefit shareholders.
For fiscal 2007, the performance metrics were determined by the Compensation Committee to be: (1) earnings per share (EPS) (GAAP); and (2) total Company returns on invested assets (ROIA, meaning EPS divided by our invested assets). The payout opportunity was based upon the following pre-determined targets:

Metric	Threshold	Target	Stretch/Outstanding
1. EPS	$1.70	$2.10	$2.80
2. ROIA	12.0%	12.2%	14.0%
Threshold customarily has been established at the EPS results achieved by us in the preceding fiscal year and the Target and Stretch/Outstanding amounts are set based on profit planning goals. The ROIA metrics are set based on profit planning goals.
Target payouts are expressed as a percentage of base pay and are detailed in the following table:

NEO	Target as a % of Base Pay
Gendron	75%
Weber	55%
Glass	50%
Benning	50%
Lauffer	50%
Performance below threshold results in no payout. Performance at threshold results in a payout of 40% of target. Performance at stretch/outstanding results in a payout of 200% of target. Award amounts are interpolated for performance results between these amounts.
The determination of target annual incentive compensation follows the same external benchmarking process as previously described in the discussion on base pay, i.e. targeting the 50th percentile of comparator company awards for each NEO.

For fiscal 2007, the EPS measurement for purposes of calculating MIP awards was adjusted downward from actual EPS to neutralize the otherwise favorable tax effects enjoyed by us in fiscal 2007, resulting also in a downward adjustment of ROIA. Actual fiscal 2007 MIP payouts were based upon the achievement of an EPS of $2.49 (as adjusted), and ROIA of 12.58% (using EPS as adjusted) in fiscal 2007, resulting in payouts at 138.69% of target for each Named Executive Officer. These payouts are set forth in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. The downward adjustment of EPS and ROIA when determining awards under the MIP resulted in lower payouts to our NEOs than would have been awarded absent the adjustments.
The MIP design is approved during the Compensation Committee’s September meeting, with the metrics generally approved at its November meeting.
Long-Term Management Incentive Compensation
The Woodward Governor Company 2006 Omnibus Incentive Plan (the “2006 Plan”), approved by shareholders in January 2006, replaced the Woodward Governor Company 2002 Stock Option Plan and the Woodward Long-Term Management Incentive Compensation Plan.
The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards, and Other Stock-Based Awards. To date, the Committee has authorized only nonqualified stock option equity awards and a multi-year cash based performance award.
Management makes recommendations to the Committee on the size of these awards, if any, for each NEO, other than the Chief Executive Officer. The Committee determines the size of the awards for the CEO. The Committee also reviews and approves, or adjusts as necessary, all awards made to other NEOs.
The long-term management incentive compensation plan is a key component of the total compensation package. The formalized and structured external benchmarking process described in the base pay description, and referred to in the annual incentive compensation discussion, also is applicable to the determination of targets under the long-term incentive compensation plan. This drives the determination of total long-term incentive opportunity under the plan.
The plan has two components: (1) stock options and (2) cash. These components are paid to offer competitive benefits to our executives and to align their interests with increasing shareholder value. The aggregate values of these components are aligned to the target 50th percentile of similar benefits at comparator companies for each of our Named Executive Officers. The total value of the options (as determined using the Black-Scholes methodology) plus the target cash payout combine to provide the total long-term incentive compensation opportunity.
As relates to the stock option awards, the option price of the shares is determined at the date of the grant, which has been set forth in accordance with our written policy to be on the next business day following the close of our trading blackout period relating to the release of our annual financial results, and will not be less than the closing price as quoted on the NASDAQ Global Select Market on such day.
As relates to the cash opportunity, the Committee generally establishes three-year performance periods; for example, the 2008-2010 performance period cycle was established in September of 2007. When the program was initiated under the 2006 Plan, an initial two-year performance period was established for 2006-2007, as well as a three-year performance period for 2006-2008. The performance metrics for the multi-year plans were determined by the Compensation Committee to be:
•	Return on Capital (50% weight)

•	Growth in Earnings per Share (50% weight)
For the purposes of measuring performance, return on capital is defined as net income, adjusted for accounting changes and after-tax interest expense, divided by the sum of total debt, shareholder’s equity, and minority interest. EPS for this purpose is measured as net income, adjusted for accounting changes, divided by fully diluted common shares outstanding. EPS during the performance cycle is compared to a baseline EPS to calculate the growth in EPS during such cycle. Baseline EPS for the 2006-2007 and the 2006-2008 performance cycle was 2005 EPS of $1.59.
Company performance is measured relative to the performance of the companies in the comparison group using the S&P Small Cap 600 index, of which Woodward is a member. The Committee believes the S&P Small Cap 600 Index provides the appropriate market context against which Woodward’s performance attracts investment.
Payout triggers in relation to our ranking within to the S&P Small Cap 600 are as follows:

Performance	Payout
At or above 50th percentile	50% of target
At or above 60th percentile	100% of target
At or above 75th percentile	200% of target

The above payout formula applies to each measure weighted equally. If performance is below the 50th percentile, no award will be earned or paid as it relates to that measure. Award amounts are interpolated for performance results between the above percentiles.
The Committee established a reward target for each NEO, articulated as a percentage of base pay. Payout targets for the cash component of the long-term incentive plan are detailed in the following table:

Cash Target LTIP
Award as a % of
NEO	Base
Gendron	50%
Weber	40%
Lauffer	25%
Benning	25%
Glass	25%
Payouts for the initial two-year cycle of fiscal years 2006-2007 were based on the following performance levels:

Metric	Performance	Payout
Return on Capital	80th Percentile	200%
Growth in Earnings per Share	69th Percentile	160%
These performance levels resulted in awards at 180% of target for each Named Executive Officer. The amounts paid under the cash portion of the long-term incentive plan ending in fiscal year 2007 can be found in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.
The Committee establishes the three-year performance cycle long-term cash based awards in the fourth quarter of the fiscal year preceding the first year of the performance cycle.
Other Compensation Programs
Our NEOs participate in the same health, welfare and retirement benefits as does all of our employee membership. This includes a group health insurance program; life insurance, inclusive of employee life, additional buy-up employee life, optional spouse life, and optional child life; Accidental Death & Dismemberment insurance; Long-Term Disability; Woodward Retirement Savings Plan, inclusive of employee contributions and Company contributions (100% match on the first 3% of employee contributions, 50% on the next 3% of employee contributions, maxing at 4.5%); Woodward Stock Plan (Company contribution of 5% of base wages); Retirement Income Plan (Company contribution of 1.5% of eligible wages, and 0.1% for each year of additional service). The Retirement Income Plan was closed to new participants as of September 30, 2003, with prior participants grandfathered.
All plans are subject to applicable IRS limitations. Supplemental matches and contributions to the Executive Benefit Plan described below are made for the Retirement Savings Plan, the Woodward Stock Plan, and the grandfathered Retirement Income Plan.
Our NEOs are also eligible to participate in a deferred compensation plan, the Executive Benefit Plan (EBP). This plan is also available to other key leaders. Participants are able to defer up to 50% of base pay, and up to 100% of any incentive payments.
Messrs. Gendron and Weber have been provided company cars and Messrs. Weber, Benning and Glass have been provided with country club memberships.
Mr. Benning has a relocation benefit whereby we have agreed to relocate Mr. Benning and his wife anywhere within the U.S. within one year of his retirement.
These benefits are paid to remain competitive in the marketplace. Amounts relating to certain of these benefits may be found in the All Other Compensation column of the Summary Compensation Table.

Post-Employment Compensation and Employment Contracts
Change in control agreements exist for Messrs. Gendron and Weber. We believe these are necessary to ensure actions and behaviors that are aligned with, and in the best interests of, our shareholders in the event of a change of control transaction and to retain these executives through a change of control transaction to ensure a smooth transition of control.
Messrs. Gendron, Weber, Glass and Benning are not employed under general employment contracts and are employees at will. Mr. Lauffer is employed under an employment contract, as required by German labor laws. It is a five year contract expiring in 2007, which automatically extends without further action by either party for successive additional five year periods. Liability is limited in accordance with the five year contract laws.
Discretion
Our compensation plans allow for the application of discretion in determining performance metrics and awards thereunder in the event of extraordinary circumstances. For fiscal year 2007, discretion was applied by the Committee on a downward basis to reduce the EPS measurement for purposes of calculating MIP awards from actual EPS to neutralize the otherwise favorable tax effects enjoyed by us in fiscal 2007, resulting in lower payouts to our NEOs.
Impact of Accounting and Tax Issues on Executive Compensation
In setting individual executive’s compensation levels, we do not explicitly consider accounting and tax issues. We do, however, analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs.
As one of the factors in our consideration of compensation matters, we also consider the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and each of the next four most highly compensated executive officers. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. The 2006 Omnibus Plan has been approved by shareholder vote. As a result, stock option and cash-based performance awards under this plan may qualify for performance-based deductions and may not be subject to the deductibility limit imposed by Section 162(m) of the Code. However, to maintain flexibility in compensating our key executives, it is not a stated policy that all compensation must be deductible. The Company and the Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with our other compensation goals.
Share Ownership Guidelines
The Board of Directors has established share ownership guidelines for executives and non-employee directors to align their interests and objectives with our shareholders. Non-employee directors are committed to minimum ownership of our common stock of a value equal to five times the annual retainer paid at the date of election to the Board. Woodward executives are committed to minimum ownership of our common stock of a value equal to between two and four times their annual base salary at the date of election. Accumulation of such number of shares is expected within 60 months of the date of such person’s election.
Pledges
Under our written policies, no employees of the Company are permitted to margin or pledge our stock or engage in short sales or buying or selling of puts and calls against our stock.
The Annual Compensation Review Process
As previously discussed, the Compensation Committee annually reviews the following important business factors:
•	financial reports on performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of corporate performance objectives;

•	reports on our strategic initiatives and budget for future periods;

•	information on the executive officers’ stock ownership and option holdings;

•	information regarding equity compensation plan dilution;

•	data regarding the total compensation of the NEOs, including base salary, cash incentives, equity awards, and perquisites; and

•	information regarding compensation programs and compensation levels at comparator companies identified by our compensation consultant.
Management’s Role
As discussed above, management annually contributes to the annual review process as follows:
•	provides compensation data to Hewitt for comparative benchmarking;

•	makes recommendations to the Compensation Committee regarding annual incentive plan design and performance metrics; and

•	makes recommendations to the Compensation Committee regarding the compensation of our NEO’s (with the exception of Mr. Gendron) for base pay, annual incentive compensation targets, and long-term incentive target compensation. Mr. Gendron’s compensation is determined by the Compensation Committee with guidance from Hewitt relative to comparative market data as well as measuring his performance against Committee and Board expectations.
Compensation Consultant
Hewitt is engaged by the Compensation Committee to perform Hewitt’s duties as described above. Hewitt also is engaged by the Company to perform other non-NEO compensation evaluations. Management and the Compensation Committee believe that this representation of the Company is appropriate because, through both engagements, Hewitt is able to develop a better understanding of our business, and is well positioned to provide guidance on compensation and benefit plans that are aligned with, and reinforce, our strategies and goals.
Compensation Committee Report on Compensation Discussion and Analysis
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement, in whole or in part, the following Woodward Governor Company Compensation Committee Report on Compensation Discussion and Analysis shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.
The Compensation Committee is charged with certain responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee evaluates and approves all compensation of executive officers, including base salaries, annual and long-term incentive plan, and perquisite programs of the Company. Compensation Committee determinations are presented to the Board of Directors.
The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Compensation Committee Report portions of the proxy statement, as described in the Compensation Committee’s charter.
The Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Compensation Committee.
The Compensation Committee met with management of the Company and the Compensation Committee’s outside consultant to review and discuss the Compensation Discussion and Analysis.
The Compensation Committee of the Board of Directors of Woodward Governor Company has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement and the 2007 Annual Report on Form 10-K with the management of the Company. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2007 Annual Report on Form 10-K, and the Board of Directors approved that recommendation.

Compensation Committee	James R. Rulseh — Chairman	John. D. Cohn
Michael T. Yonker

Executive Compensation
Summary Compensation Table
The following tables set forth compensation information for the Company’s Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries in fiscal year 2007.

					Non-Equity
				Option	Incentive Plan	All Other
	Fiscal		Bonus(1)	Awards(2)	Compensation(1)(3)	Compensation	Total
Name	Year	Salary(1)($)	($)	($)	($)	($)(4)	($)

Thomas A. Gendron	2007	$572,116	—	$703,409	$595,101 (MIP)	$84,669	$2,405,295
President and Chief Executive Officer					$450,000 (LTIP)

Robert F. Weber, Jr.	2007	311,580	—	171,741	237,672 (MIP)	114,659	1,051,680
Chief Financial Officer and Treasurer					216,028 (LTIP)

Gerhard Lauffer (5)	2007	282,688	—	186,871	198,334 (MIP)	21,602	805,904
Group Vice President					116,409 (LTIP)

Dennis Benning	2007	270,255	—	210,157	187,409 (MIP)	47,739	823,615
Group Vice President					108,055 (LTIP)

Martin Glass	2007	267,604	—	182,165	185,570 (MIP)	43,209	782,538
Group Vice President					103,990 (LTIP)

Note:	The Stock Awards column and the Change in Pension Value and Non-qualified Deferred Compensation Earnings column have been omitted from this table because they are not applicable.

(1)	All cash compensation received by each Named Executive Officer for fiscal year 2007 is found in either the Salary or Non-Equity Incentive Plan Compensation columns of this Table. The amounts that would generally be considered “bonus” awards are found under the Non-Equity Incentive Plan Compensation column.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123R of option awards under our 2006 Plan and its predecessors and thus include amounts from awards granted in and prior to fiscal year 2007. Assumptions used in the calculation of these amounts are described in footnote 14 to the Company’s audited financial statements for the fiscal year ended September 30, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2007.

(3)	The first line item in this column represents payouts for fiscal 2007 performance under the Management Incentive Plan. The second line item in this column represents payouts under the cash component of the long-term management incentive compensation plan established under the 2006 Plan. See “Compensation Discussion and Analysis” and “ — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of how amounts were determined.

(4)	The amounts reported include the following:
•	Matching contributions to the Woodward Retirement Savings Plan that all participating employees receive. The Retirement Savings Plan consists of a 401(k) component, a Woodward common stock component and a Retirement Incentive Plan. The Retirement Incentive Plan was closed to new entrants hired after 2003.

•	Credit to the Executive Benefit Plan for contributions to which the executive would have been entitled if the benefit had been calculated without regard to the limit under the Internal Revenue Code on total contributions, benefit eligible compensation and/or salary deferrals.

•	Dollar values of life insurance premiums paid by Woodward.

•	Gross Up — income that is grossed up so Woodward pays the taxes on the benefit.

•	Perquisites — company car, country club, other miscellaneous items.
The amounts of All Other Compensation reflected in this column for each Named Executive Officer are quantified as required below:

	Thomas A.	Robert F.	Gerhard	Dennis	Martin
Description	Gendron	Weber, Jr.	Lauffer	Benning	Glass
Retirement Savings Plan match	$26,625	$10,125	$0	$28,904	$30,959
Executive Benefit Plan credit	$35,331	$78,706	$0	$3,017	$1,974
Perquisites	$19,839	$18,886	$12,768	$7,440	$5,013
Other	$2,874	$6,942	$8,834	$8,378	$5,263
Total	$84,669	$114,659	$21,602	$47,739	$43,209

(5)	Certain amounts paid to Mr. Lauffer as reflected in this and the following tables were paid in euros and such amounts have been converted to dollars based on the average exchange rate during the 2007 fiscal year of $1 to .75172 euros.

Grants of Plan-Based Awards for Fiscal Year 2007
The following table provides additional information with respect to stock-based awards granted in 2007, the value of which was provided in the Option Awards column of the Summary Compensation Table, and the potential range of payouts associated with the Management Incentive Plan.

								All Other
								Option
								Awards:	Exercise
								Number of	or
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Securities	Base Price	Grant Date Fair
		Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Underlying	of Option	Value of Stock and
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Option Awards
Name	(b)	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)(2)

Thomas A. Gendron	11/15/2006	(Long-Term) 143,750	287,500	575,000	0	0	0	87,000	$36.98	1,260,943
		(MIP) 172,500	431,250	862,500

Robert F. Weber, Jr.	11/15/2006	(Long-Term) 62,400	124,800	249,600	0	0	0	15,000	$36.98	217,404
		(MIP) 68,640	171,600	343,200

Gerhard Lauffer	11/15/2006	(Long-Term) 35,751	71,503	143,005	0	0	0	14,500	$36.98	210.157
		(MIP) 57,202	143,005	286,011

Dennis Benning	11/15/2006	(Long-Term) 32,500	65,000	130,000	0	0	0	14,500	$36.98	210,157
		(MIP) 55,016	137,540	275,080

Martin Glass	11/15/2006	(Long-Term) 31,252	62,504	125,008	0	0	0	14,500	$36.98	210,157
		(MIP) 55,016	137,540	275,080

Notes:	“Long-term” references the cash component of our Long-term Incentive Compensation Plan. MIP means our annual Management Incentive Plan.

(1)	The Management Incentive Plan payment amounts are earned based on the achievement of the established financial performance objectives of the Plan on a sliding scale of 40% to 200% of the target amount established. These amounts are based on the individual’s position and a percentage of the individual’s fiscal 2007 salary. See “Compensation Discussion and Analysis" and “ — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for information regarding the description of performance-based conditions.

(2)	Represents the full grant date fair value of the option awards reported in this Table under All Other Options Awards: Number of Securities Underlying Options column awarded in fiscal 2007 determined in accordance with FAS 123R, based on the assumptions discussed under the Summary Compensation Table, without regard to when the award was recognized for financial reporting purposes. For such purposes, the options are valued at $14.4936 per share.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
The stock option awards consist of non-qualified options issued for a 10-year term. Options vest over four years at the rate of 25% per year. The exercise or base price represents the Woodward stock value as reported on the Nasdaq at close of business on the date of the award. If employment is terminated, the options granted will be cancelled unless exercised within three months following the date of termination or the term of the option whichever is earlier. If the termination is due to retirement, all outstanding options vest and must be exercised within three years from the date of retirement or the term of the option, whichever is earlier. Our Named Executive Officers are eligible for retirement for the foregoing purposes upon attaining age 55 with at least ten years of service with us or age 65 with no minimum years of service. Dividends are not paid on unexercised stock option awards.
The MIP would commonly be characterized as a bonus plan but is presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table because it is performance based. The actual amounts of the awards under the MIP and the cash portion of the long-term incentive plan listed in the Non-Equity Incentive Plan Compensation column were paid in November 2007. The awards under both plans as set forth in the Grants of Plan-Based Awards Table are based on Threshold/Target/Maximum percentages applied to base wages as of the beginning of the fiscal year. If employment is terminated, the employee must have had full-time employee status at the end of the fiscal year, in the case of the MIP, or at the end of the last fiscal year of the multi-year period, in the case of the LTIP, to receive a payout under both plans. If the termination is due to retirement, the payout under both plans will be prorated. In either event, the payout under both plans will be based on actual goal performance. Please see “Compensation Discussion and Analysis" for additional information relating to these provisions, including performance criteria relating to these plans.
Messrs. Gendron and Weber have transitional compensation agreements with us and Mr. Lauffer has an employment agreement as required under German law. Otherwise, we do not have employment agreements with our executive officers. Please see “ — Potential Payments Upon Termination or Change in Control” for additional information relating to these provisions.

Outstanding Equity Awards at Fiscal Year End (September 30, 2007)
The following table provides information regarding the outstanding equity awards held by each of the Named Executive Officers as of September 30, 2007.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options —	Options —	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Thomas A. Gendron	13,500	—	$7.33	11/16/2008
	15,000	—	$8.25	11/15/2009
	29,250	—	$13.94	11/21/2010
	52,500	—	$16.33	10/1/2011
	60,000	—	$15.91	10/7/2012
	54,000	18,000	$15.47	11/21/2013
	30,000	30,000	$23.82	11/24/2014
	15,000	45,000	$27.00	11/23/2015
	—	87,000	$36.98	11/15/2016

Robert F. Weber, Jr.	22,500	22,500	$28.27	8/23/2015
	—	15,000	$36.98	11/15/2016

Gerhard Lauffer	5,625	—	$15.47	11/21/2013
	10,500	10,500	$23.82	11/24/2014
	5,437	16,313	$27.00	11/23/2015
	—	14,500	$36.98	11/15/2016

Dennis Benning	—	6,750	$15.47	11/21/2013
	—	12,000	$23.82	11/24/2014
	—	16,313	$27.00	11/23/2015
	—	14,500	$36.98	11/15/2016

Martin Glass	2,031	—	$10.67	1/14/2008
	7,500	—	$7.33	11/16/2008
	6,000	—	$8.25	11/15/2009
	6,000	—	$13.94	11/21/2010
	6,000	—	$16.33	10/1/2011
	6,375	—	$15.91	10/7/2012
	10,125	3,375	$15.47	11/21/2013
	12,000	12,000	$23.82	11/24/2014
	5,437	16,313	$27.00	11/23/2015
	—	14,500	$36.98	11/15/2016

Option Exercises and Stock Vested Table
The following table provides the amounts received upon the exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

	Option Awards
	Number of Shares
	Acquired on	Value Realized
Name	Exercise	on Exercise ($)

Thomas A. Gendron	28,416	1,041,778

Robert F. Weber, Jr.	0	0

Gerhard Lauffer	7,125	278,270

Dennis Benning	33,562	749,688

Martin Glass	2,400	116,527

Note: The Company has no outstanding stock awards issued to any NEOs and therefore no stock awards vested in fiscal 2007.
Nonqualified Deferred Compensation Table
The following table discloses contributions, earnings and balances under the Executive Benefit Plan, the Company’s nonqualified deferred compensation plan, for each Named Executive Officer.

	Executive	Company		Aggregate
	Contributions	Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(2)	($)	($)

Thomas A. Gendron	114,423	35,331	589,221	0	1,346,882(3)

Robert F. Weber, Jr.	20,379	78,706 (4)	22,270	0	212,458(5)

Gerhard Lauffer	0	0	0	0	0

Dennis Benning	72,393	3,017	47,465	0	314,313(6)

Martin Glass	0	1,974	25,578	0	121,421(7)

(1)	These amounts are included in amounts reported in the All Other Compensation column of the Summary Compensation Table.

(2)	These amounts and certain of the amounts set forth in the Aggregate Balance at Last FYE column are based on investment returns of offered mutual funds or our common stock, depending on allocations selected by the NEO. As such, these amounts are not guaranteed, are subject to market fluctuations and may increase or decrease over time.

(3)	For Mr. Gendron, the amount shown in this column includes $427,700 of his own contributions and $106,569 of Company contributions. This amount also includes $812,613 of investment earnings based solely on the return on Woodward common stock. Of the amount reported in this column, $50,945 was previously reported as compensation to Mr. Gendron in previous years. As of December 31, 2006, Mr. Gendron is 100% vested in his Unfunded Deferred Compensation Plan account balance. Mr. Gendron’s earnings in FY 2007 were based solely on the return on our common stock and are and will continue to be subject to change.

(4)	Mr. Weber became the Chief Financial Officer and Treasurer of the Company effective August 22, 2005. At that time, it was agreed that Mr. Weber would receive an annual bonus in the form of a Company contribution into the Executive Benefit Plan (nonqualified deferred compensation plan) of $75,000 on December 31, 2005 and would continue to receive this amount each year through December 31, 2009 in order to compensate Mr. Weber for benefits lost when leaving his prior employer.

(5)	For Mr. Weber, the amount shown in this column includes $31,920 of his own contributions and $153,706 of Company contributions. This amount also includes $26,832 of investment earnings based on market rates of return. As of December 31, 2006, Mr. Weber is 100% vested in his Unfunded Deferred Compensation Plan account balance.

(6)	For Mr. Benning, the amount shown in this column includes $240,343 of his own contributions and $4,454 of Company contributions. This amount also includes $69,516 of investment earnings based on market rates of return. As of December 31, 2006, Mr. Benning is 100% vested in his Unfunded Deferred Compensation Plan account balance.

(7)	For Mr. Glass, the amount shown in this column includes $71,804 of his own contributions and $3,658 of Company contributions. This amount also includes $45,959 of investment earnings based on market rates of return. As of December 31, 2006, Mr. Glass is 100% vested in his Unfunded Deferred Compensation Plan account balance.
Narrative Disclosure of Nonqualified Deferred Compensation Table
The Executive Benefit Plan is a non-qualified, unfunded deferred compensation plan that is designed to allow for supplemental retirement savings above the limits imposed by the IRS. If deferrals are above the Internal Revenue Code limits on eligible compensation, then the account is credited by the Company with a percentage “match” contribution equivalent to that available under our Woodward Retirement Savings Plan. All contributions are made on a tax-deferred basis. Eligible members are selected to participate based on criteria that includes job grade, salary level and significant accountability to produce or contribute to key business results. Amounts deferred into the Executive Benefit Plan are indexed to the same investment alternatives available to all eligible employees under the Retirement Savings Plan. With approval from the Board, investment into Woodward common stock is permitted. Eligible employees may defer up to 50% of base salary for a plan year and up to 100% of bonus for a plan year. All elections must be made in advance of the plan year. At the time of the deferral election, the employee must designate the time and form of distribution. Distributions may be elected upon retirement or termination of employment. Distributions may also be elected for future dates during employment; however, any future date selected must be at least five plan years after the plan year in which the deferral is credited to the account. Distributions may be modified if executed a year before the originally scheduled distribution date. Distributions from the plan are made in cash; however, any payment made that is attributable to the portion of the participant’s account deemed invested in Company stock is made in whole shares of Company stock with fractional shares paid in cash. Amounts included in the Executive Benefit Plan are 100% vested at all times.
Potential Payments Upon Termination or Change in Control
This section explains the payments and benefits to which the Named Executive Officers are entitled in various terminations of employment scenarios. These are hypothetical situations only, as we currently employ all of our NEOs. For purposes of this explanation, we have assumed that termination of employment and change-in-control occurred on September 30, 2007, the last day of our 2007 fiscal year.
The intent of this section is to isolate those payments and benefits for which the amount, vesting or time of payment is altered by the termination of employment in the described circumstances. This section does not cover all amounts the NEOs would receive following termination. Specifically they are entitled to COBRA, life insurance conversion and payouts from their Retirement Savings Plan; however, it should be noted that all employees are entitled to these benefits.
The age and years of service of the NEOs as of September 30, 2007 were as follows:

		Years
	Age	of Service
Mr. Gendron	46	16
Mr. Weber	53	2
Mr. Benning	66	22
Mr. Glass	50	29
Mr. Lauffer	46	5
Voluntary Termination
The post-termination benefits that apply in a voluntary termination situation are:
•	The right to receive bonus payouts under the MIP and LTIP compensation programs (the NEO must be a full-time employee on the last day of the fiscal year to receive any bonus payout);

•	A lump-sum distribution of the deferred compensation balance under the Executive Benefit Plan; and

•	The right to exercise stock options that are vested on the last day of employment. Stock option vesting does not accelerate, unless the NEO is retirement eligible, i.e., upon attaining 55 years of age with at least ten years of service or age 65 with no minimum service requirement.
Based on the ages and years of service of the NEOs on September 30, 2007, the payouts upon voluntary termination would be as follows:

	Mr.	Mr.	Mr.	Mr.	Mr.
Voluntary Termination	Gendron	Weber	Lauffer	Benning	Glass
Management Incentive Plan Bonus(1)	$595,101	$237,672	$198,334	$187,409	$185,570
Long-term Incentive Plan Bonus(1)	$450,000	$216,028	$116,409	$108,055	$103,990
Executive Benefit Plan Lump Sum Distribution	$1,346,882	$212,458	$0	(2)	(2)

(1)	As this calculation assumes termination at fiscal year end, the entire amount would be earned but termination prior to year end results in no amount being earned or paid.

(2)	Eligible for retirement so payout would follow designation at the time of the election.
Involuntary Termination
The post-termination benefits that apply in an involuntary termination situation (other than a change of control termination, which is discussed below as applicable to Messrs. Gendron and Weber) are:
•	The right to receive bonus payouts under the MIP and LTIP compensation program;

•	A lump-sum distribution of the deferred compensation balance under the Executive Benefit Plan; and

•	The right to exercise stock options that are vested on the last day of employment. Stock option vesting does not accelerate, unless the NEO is retirement eligible, i.e., upon attaining 55 years of age with at least ten years of service or age 65 with no minimum service requirement.
Based on the ages and years of service of the NEOs on September 30, 2007, the payouts upon involuntary termination would be as follows:

	Mr.	Mr.	Mr.	Mr.	Mr.
Involuntary Termination	Gendron	Weber	Lauffer	Benning	Glass
Management Incentive Plan Bonus(1)	$595,101	$237,672	$198,334	$187,409	$185,570
Long-term Incentive Plan Bonus(1)	$450,000	$216,028	$116,409	$108,055	$103,990
Executive Benefit Plan Lump Sum Distribution	$1,346,882	$212,458	$0	(2)	(2)

(1)	As this calculation assumes termination at fiscal year end, the entire amount would be earned but termination prior to year end results in no amount being earned or paid.

(2)	Eligible for retirement so payout would follow designation at the time of the election.
If the NEO was involuntarily terminated for deliberate and serious disloyal or dishonest conduct he would not be eligible for the benefits described above and his stock options would be cancelled.
Death
If a NEO dies while employed the post-termination benefit consists of:
•	Bonus payouts to beneficiaries;

•	A lump-sum distribution of the deferred compensation balance under the Executive Benefit Plan; and

•	Accelerated vesting of non-qualified stock option awards that the beneficiary must exercise within one year.
Based on the ages and years of service of the NEOs on September 30, 2007, the payouts in the event of death would be as follows:

	Mr.	Mr.	Mr.	Mr.	Mr.
Death	Gendron	Weber	Lauffer	Benning	Glass
Management Incentive Plan Bonus(1)	$595,101	$237,672	$198,334	$187,409	$185,570
Long-term Incentive Plan Bonus(1)	$450,000	$216,028	$116,409	$108,055	$103,990
Executive Benefit Plan Lump Sum Distribution	$1,346,882	$212,458	$0	$314,313	$121,421

(1)	As this calculation assumes termination at fiscal year end, the entire amount would be earned. If a NEO dies mid-year the payout will be prorated based on the month of death and payable within the normal timetable.
Disability
If a NEO becomes totally and permanently disabled while employed, the post-termination benefits consist of:
•	Monthly payment under the Woodward Governor Long Term Disability plan available to all employees;

•	The right to receive bonus payouts under the MIP and LTIP compensation program; and

•	Accelerated vesting of non-qualified stock option awards that must be exercised within one year.

	Mr.	Mr.	Mr.	Mr.	Mr.
Disability	Gendron	Weber	Lauffer	Benning	Glass
Management Incentive Plan Bonus (1)	$595,101	$237,672	$198,334	$187,409	$185,570
Long-term Incentive Plan Bonus (1)	$450,000	$216,028	$116,409	$108,055	$103,990

(1)	As this calculation assumes termination at fiscal year end, the entire amount would be earned and would not be subject to proration. If a NEO becomes disabled mid-year the payout will be prorated based on the month of disability and payable within the normal timetable.
Payments from the Executive Benefit Plan do not have to be taken as a lump sum in the event of disability. They may be paid out in the manner that was designated at the time the deferral was elected, based on the aggregate amounts shown in the preceding tables.
Change of Control Agreements Post-Employment Provisions
We have transitional compensation agreements with our Chief Executive Officer and Chief Financial Officer, Messrs. Gendron and Weber, that become operative only upon a Change in Control or other specified event. For purposes of these agreements, a Change in Control occurs if:
•	Any person, entity, or group (with certain exceptions) becomes the beneficial owner of 15% or more of the outstanding shares of Woodward common stock; or

•	There is a change in a majority of the Board during any two-year period other than by election or nomination by a vote of two-thirds of the Board members as of the beginning of the period; or Woodward’s shareholders approve a merger, consolidation, sale of assets, or share exchange resulting in Woodward’s shareholders owning less than 51% of the combined voting power of the surviving corporation following the transaction; or

•	Woodward’s shareholders approve a liquidation or dissolution.
Following a Change in Control, we will continue to employ the executive for a minimum period of two years in substantially the same position, for substantially the same compensation and benefits. If the executive’s employment is terminated by Woodward (other than for cause or due to death or disability), or the executive terminates with good reason (as defined in the agreement), he or she receives an amount (payable in a lump sum) equal to 300% of each of (1) the executive’s annual base salary, (2) highest annual bonus in the last three years, (3) highest long-term incentive compensation bonus in the last three years, and (4) the sum of the Retirement Savings Plan and Executive Benefit Plan annual contributions made or credited for the benefit of the executive. In addition, all unvested stock options awards are accelerated and become immediately exercisable. Member benefits shall be continued at Woodward’s expense for a period of three years after the date of termination. Outplacement services will be provided at Woodward’s expense as well as tax preparation services for the executive’s taxable year in which the termination occurred.

The following table describes the payments and benefits that are triggered by the occurrence of a Change in Control and the termination of employment following a Change in Control. Although Messrs. Gendron and Weber would have three months from such a termination to exercise their options, for purposes of this table, we have assumed the exercise of stock options on September 30, 2007, the last day of fiscal 2007, at the closing price on that day of $62.40 per share.

Change in Control	Mr. Gendron	Mr. Weber
300% of base salary	$1,716,348	$934,740
300% of highest bonus paid in past 3 years MIP	$1,287,261	$514,107
300% of highest bonus paid in past 3 years LTIP	$858,174	$373,896
Stock Options	$5,806,680	$1,149,226
300% of Retirement Savings Plan and Executive Benefit Plan registrant contributions in most recent plan year	$185,868	$266,493
Benefits: Health, Life, Disability for three years	$40,992	$40,764
Outplacement Services	$35,000	25,000
Tax Preparation	$3,000	$3,000
Excise Tax Payments	$2,358,110	$1,036,243
If the benefits and amounts payable to the executives are subject to federal excise tax, the Chief Executive Officer or Chief Financial Officer, as applicable, will also be entitled to receive the additional excise tax payment reflected in the above table so that such officer will receive (on a net basis) the same amount he would have received absent the applicability of the excise tax.
Equity Compensation Plan Information (as of September 30, 2007)

			Number of Securities
	Number of Securities to		Remaining Available for
	be Issued upon	Weighted Average	Future Issuance under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding securities reflected
Plan Category	Warrants, and Rights	Warrants, and Rights	in the first column)

Equity compensation plans approved by security holders	2,637,724	$19.88	3,330,700

Equity compensation plans not approved by security holders	0	0	0

Total	2,637,724	$19.88	3,330,700

Audit Committee Report to Shareholders
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement in whole or in part, the information set forth above under “Board Meetings and Committees — Audit Committee,” relating to the charter of the Audit Committee and the independence of the Audit Committee members, and the following report shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.
Audit Committee Report
The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes/Oxley Act on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.
We recommended to the Board of Directors that the consolidated balance sheets of the Company at September 30, 2007 and 2006, and the related statements of consolidated earnings, shareholders’ equity and cash flows of the Company for each of the three years ended September 30, 2007, be included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended September 30, 2007. Our recommendation was based on our review and discussion of the audited financial statements with management, and our discussions with PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements.

In addition, our recommendation was based on our discussion with PricewaterhouseCoopers LLP of the matters required to be discussed under Statement of Auditing Standards No. 61, as amended. We also discussed with PricewaterhouseCoopers LLP their independence, received from them the written disclosures and the letter required by Independence Standards Board Standard No. 1, and considered whether the provision of services other than audit services (the fees for which are disclosed in the table that follows) is compatible with maintaining their independence. We have based our recommendation on the foregoing discussions, disclosures and considerations.

Audit Committee:	Paul Donovan, Chairman Larry E. Rittenberg Mary L. Petrovich Michael H. Joyce
Audit Committee’s Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. As a result, the Audit Committee has established a policy regarding pre-approval of all services provided by the independent registered public accounting firm. Under the established policy, all audit and tax services and related fees require the specific approval of the Audit Committee. For audit-related services and all other services, the Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent that management requests services other than these pre-approved services, or beyond the dollar thresholds, the Audit Committee must specifically approve the services. Furthermore, under the established policy, the independent registered public accounting firm is prohibited from performing the non-audit services identified by the SEC and PCAOB as prohibited. The policy also requires management to periodically prepare reports for the Audit Committee on the Company’s use of the independent registered public accounting firm.
Fees Paid to PricewaterhouseCoopers LLP
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements as of and for the years ended September 30, 2007, and September 30, 2006, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Year ended September 30	2007	2006

Audit Fees	$1,263,123	$1,057,000

Audit-Related Fees (1)	4,907	12,116

Tax Fees	78,706	150,092

All Other Fees	0	0

Total	$1,346,736	$1,219,208

(1)	Audit-Related Fees consists of assurance and related services that are reasonably related to the performance of the audit of the financial statements. This category includes fees for pension and benefit plan audits, consultations concerning accounting and financial reporting standards, assistance with statutory financial reporting, consultation on general internal control matters or Sarbanes-Oxley assistance, due diligence related to mergers and acquisitions, and other auditing procedures and issuance of special purpose reports.
Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has selected the accounting firm of                      LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008. A proposal to ratify the appointment of                      LLP for the current year will be presented at the Annual Meeting. A representative from the firm is expected to attend the annual meeting and will have the opportunity to make a statement, if he or she desires to do so, and be available to answer appropriate questions.                      LLP served as Woodward’s independent registered public accounting firm for the year ended September 30, 2007.
The decision of the Audit Committee to appoint                      LLP was based on careful consideration of the firm’s qualifications as an independent registered public accounting firm.
Your Board of Directors recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm presented in Proposal 2.

Proposal 3 — Amendment of Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 100,000,000 to 150,000,000 as well as to effect a Two-for-One Stock Split of the common stock of the Company
The Board of Directors recommends approval of an amendment to Article Fourth of the Company’s Certificate of Incorporation (the “Certificate”) to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000, and to effect a two-for-one stock split by reclassifying and changing each share of the Company’s common stock outstanding or held in the treasury of the Company on the effective date of the amendment into two shares of common stock.
If the proposal is adopted by the shareholders, it is currently expected that the amendment and stock split will become effective as of the close of business on February 1, 2008, and on or about February 14, 2008, there will be mailed to each shareholder of record as of the close of business on the effective date of the stock split, one additional share of common stock of the Company for each share held. All new certificates issued will have a par value of $0.001455 per share. Each certificate currently outstanding with a par value of $0.00291 per share shall thereafter be deemed to represent the same number of shares with a par value of $0.001455 each. It will not be necessary for shareholders to surrender outstanding stock certificates.
The Company is advised by counsel that the change in par value and the receipt of additional shares to be distributed pursuant to the split will not be subject to federal income tax under existing laws. The split will require an allocation of the tax basis of each share among the two shares held as a result of the split, and the holding period for the new shares will include the holding period of the share with respect to which it was issued.
The purpose of the proposed stock split is to lower the per share market price of the Company’s outstanding common stock. As of November 26, 2007, 36,480,000 shares of common stock of the Company, $0.00291 par value, were issued, of which 33,979,283 shares were outstanding and 2,500,717 shares were held by the Company as treasury shares. Assuming the increase in the number of authorized shares of common stock of the Company and the stock split were effective on such date, 67,958,566 shares would be outstanding, 5,001,434 shares would be held by the Company as treasury shares and 77,040,000 shares would be authorized and available for issuance by the Company.
An affirmative vote of the holders of two-thirds of the outstanding common stock of the Company is necessary for the adoption of the proposed amendment.
Set forth on Exhibit B hereto please find the resolutions that would effect the Amendment to Article Fourth of the Certificate of Incorporation you are being asked to approve under Proposal 3.
Your Board of Directors recommends a vote “FOR” the proposal to Amend Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 100,000,000 to 150,000,000 as well as to effect a two-for-one stock split of the common stock of the Company as presented in Proposal 3.
Shareholder Proposals
If you want to submit a proposal for possible inclusion in our proxy statement for the 2008 Annual Meeting of Shareholders, you must ensure your proposal is received by us on or before August 15, 2008.
If you intend to present a proposal to shareholders, but do not want it included in the proxy statement, management’s proxies for that meeting will be entitled to exercise their discretionary authority on that proposal, unless we receive notice of your proposal no later than October 29, 2008. Even if we receive proper notice before October 29, 2008, the proxies may still exercise their discretionary authority on the proposal by telling shareholders about the proposal and how they intend to vote on it, unless you solicit proxies for the proposal as required by Rule 14a-4(c)(2) under the Exchange Act.
Householding of Proxy Materials
In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to Woodward Governor Company, P. O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525, Attn: Corporate Secretary; (2) send an e-mail to investorrelations@woodward.com; or (3) call our Investor Relations department at 1-815-877-7441. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
Other Matters
Woodward is soliciting this proxy on behalf of its Board of Directors and will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. This solicitation is being made by mail, but also may be made personally or by facsimile, telephone, messenger, or via the Internet. The Company has employed Morrow & Company to solicit proxies for the annual meeting from brokers, bank nominees, other institutional holders, and certain individual shareholders. The Company has agreed to pay $6,000, plus the out-of-pocket expenses of Morrow & Company, for these services. The Company will also pay the regular charge of brokers and other nominees who hold shares of record for forwarding proxy material to the beneficial owners of such shares.
We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.
By Order of the Board of Directors
WOODWARD GOVERNOR COMPANY

/s/ A. Christopher Fawzy A. Christopher Fawzy, Corporate Secretary
December , 2007

Exhibit A
Section 2.8 of the Bylaws Requiring Written Notice
SECTION 2.8. NOMINATIONS FOR DIRECTOR. Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations other than those made by the Board of Directors shall be made by notice in writing, delivered or mailed by registered or certified United States mail, return receipt requested, postage prepaid, to the Secretary of the Corporation, not less than 20 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, if less than 21 days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, not later than the close of business on the seventh day following the day on which the notice of meeting was mailed to the shareholders. Each such written notice shall contain the following information:
(a)	The name and residence address of the shareholder making the nomination;

(b)	Such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and

(c)	The signed consent of each nominee to serve as a member of the Board of Directors if elected, and the signed agreement of each nominee that if elected he or she will be guided by the philosophy and concepts of human and industrial association of the Corporation as expressed in its Constitution in connection with the nominee’s service as a member of the Board of Directors.
Unless otherwise determined by the Chairman of the Board of Directors or by a majority of the directors then in office, any nomination which is not made in accordance with the foregoing procedure shall be defective, and any votes which may be cast for the defective nominee shall be disregarded.

A-1

Exhibit B
Proposed Amendment to Article Fourth of the
Certificate of Incorporation
to Increase the Authorized Shares of Common Stock to 150,000,000
and to Effect a Two-for-One Stock Split of the Common Stock
     Resolved, that it is hereby declared advisable by the Board of Directors of Woodward Governor Company, a Delaware corporation (the “Corporation”), that Article Fourth of the Certificate of Incorporation of the Corporation be amended to read as follows:
“Fourth. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 160,000,000, of which 150,000,000 shares shall be Common Stock with a par value of $0.001455 per share, and 10,000,000 shares shall be Preferred Stock with a par value of $0.003 per share.
The Preferred Stock may be issued from time to time in one or more series, with each such series to consist of such number of shares and to have such voting powers (whether less than, equal to or greater than one vote per share), or limited voting powers or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, and the Board of Directors is expressly vested with authority to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of two-thirds of the outstanding             shares of Common Stock without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the resolution or resolutions of the Board of Directors providing for the issue of the series of Preferred Stock.”
     Resolved Further, that upon this amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the provisions of the General Corporation Law of the State of Delaware;
     (a) The total number of shares of Common Stock which the Corporation is authorized to issue shall be changed from 100,000,000 shares of Common Stock with a par value of $0.00291 per share to 150,000,000 shares of Common Stock with a par value of $0.001455 per share;
     (b) Each issued share of Common Stock of the Corporation with a par value of $0.00291 per share (including shares held in the treasury of the Corporation) shall be changed into two issued shares of Common Stock of the Corporation with a par value of $0.001455 per share authorized by this amendment;

B-1

     (c) Each certificate representing issued shares of Common Stock of the Corporation with a par value of $0.00291 per share shall be deemed to represent the same number of shares of Common Stock of the Corporation with a par value of $0.001455 per share authorized by this amendment; and
     (d) Each holder of record of a certificate representing shares of Common Stock of the Corporation with a par value of $0.00291 per share shall be entitled to receive as soon as practicable without surrender of such certificate a certificate representing one additional share of Common Stock of the Corporation of the par value of $0.001455 per share authorized by this amendment for each share of Common Stock represented by the certificate of such holder immediately prior to this amendment becoming effective.
     Resolved Further, that the above and foregoing proposed amendment to the Certificate of Incorporation of the Corporation shall not result in any change in the capital of the Corporation as determined pursuant to the General Corporation Law of the State of Delaware.
     Resolved Further, that the above and foregoing proposed amendment to the Certificate of Incorporation of the Corporation shall not result in any change in the paid-in-capital of the Corporation as determined pursuant to the Illinois Business Corporation Act.
     Resolved Further, that the above and foregoing proposed amendment to the Certificate of Incorporation of the Corporation be considered by the stockholders of the Corporation at the next annual meeting of the stockholders of the Corporation to be held on January 23, 2008.
     Resolved Further, that if the above and foregoing proposed amendment is adopted by the stockholders of the Corporation, the officers of the Corporation are hereby authorized and directed to file with the Secretary of State of Delaware a Certificate of Amendment to the Certificate of Incorporation of the Corporation setting forth the amendment which Certificate of Amendment shall provide that it is to become effective at the earliest practical date following its adoption by the stockholders of the Corporation and to take such other actions as they deem appropriate to carry out the intent and purpose of the foregoing resolutions.

B-2

PROXY	PROXY
WOODWARD GOVERNOR COMPANY
Proxy for Annual Meeting of Shareholders — January 23, 2008
Solicited by the Board of Directors
The undersigned hereby appoints Paul Donovan, John A. Halbrook and Thomas A. Gendron, and each or any of them, as the undersigned’s proxies, with full power of substitution, to represent and to vote, as designated on the reverse side, all the undersigned’s common stock in Woodward Governor Company at the Annual Meeting of Shareholders to be held on Wednesday, January 23, 2008, and at any adjournment thereof, with the same authority as if the undersigned were personally present.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS.
Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on January 23, 2008:
This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, including consolidated financial statements, are available to you at http://www.woodward.com.

☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE
1.	ELECTION OF DIRECTORS ☐ FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT
01	Mary L. Petrovich

02	Larry E. Rittenberg

03	Michael T. Yonker
INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and strike a line through the nominee’s name in the list provided above. Your shares will be voted for the remaining nominees.
Instruction for Cumulative Voting for Directors: Unless otherwise specified above, this proxy/instruction card shall authorize the proxies listed herein to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for directors, as such proxies shall determine in their sole discretion. To specify a method of cumulative voting, mark the box below with an “X” and write the number of Shares and the name(s) of the nominee(s) for directors in the space below. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 30, 2008
☐ FOR      ☐ AGAINST      ☐ ABSTAIN
3.	PROPOSAL TO AMEND ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 150,000,000 AS WELL AS TO EFFECT A TWO-FOR-ONE STOCK SPLIT OF THE COMMON STOCK
☐ FOR      ☐ AGAINST      ☐ ABSTAIN
4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Any and each of said attorneys or proxies, who are present at the meeting shall have, and may exercise, all of the powers, jointly and severally, of all said attorneys or proxies hereunder.

Date:

Signature

Signature (if held jointly)
NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

* FOLD AND DETACH HERE *
VOTE BY TELEPHONE OR INTERNET
QUICK***EASY***IMMEDIATE
ANNUAL MEETING OF SHAREHOLDERS OF
WOODWARD GOVERNOR COMPANY
January 23, 2008
PROXY VOTING INSTRUCTIONS
TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call 1-888-266-6788 toll-free and follow the instructions. Have your control number and the proxy card available when you call.
TO VOTE BY INTERNET
Please access the web page at www.proxyvoting.com/wgov and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS